Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/08/10	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S NOVEMBER GLOBAL COMPARABLE SALES RISE 4.8%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 4.8% in November. Performance by segment was as follows:

—	U.S. up 4.9%

—	Europe up 4.9%

—	Asia/Pacific, Middle East and Africa up 2.4%

“McDonald’s continued strong performance reflects the benefits of our global alignment around the Plan to Win,” said McDonald’s Chief Executive Officer Jim Skinner. “Contemporary locations, quality food and beverages at an outstanding value and operations excellence continue to be the key ingredients to becoming our customers’ favorite place and way to eat and drink.”

In the U.S., comparable sales increased 4.9% for November fueled by McDonald’s iconic McRib sandwich, continued strong demand for McCafé beverages and everyday value throughout the menu.

In Europe, November comparable sales rose 4.9% due to strong performance in France, Germany, Russia and the U.K. Europe’s focus on premium products such as the McWraps in Germany, four-tiered menu pricing and ongoing restaurant modernization contributed to these results.

Comparable sales in Asia/Pacific, Middle East and Africa rose 2.4% for the month driven by Australia with positive results in China and most other markets, partly offset by Japan. APMEA’s results benefited from initiatives that are differentiating the McDonald’s experience: compelling value, conveniences such as delivery and drive-thru, and restaurant reimaging.

Systemwide sales increased 4.7%, or 6.1% in constant currencies, for the month. Separately, foreign currencies have weakened. At current rates, currency translation is expected to negatively impact fourth quarter earnings by $0.01 to $0.02 per share.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2010	2009	Reported	Currency
McDonald’s Corporation	4.8	0.7	4.7	6.1
Major Segments:
U.S.	4.9	(0.6)	5.6	5.6
Europe	4.9	2.5	0.0	7.4
APMEA*	2.4	(1.0)	9.2	2.8

Year–To–Date November 30,

McDonald’s Corporation	5.2	3.9	7.2	6.6
Major Segments:
U.S.	3.9	2.8	4.5	4.5
Europe	4.9	5.2	4.1	7.2
APMEA*	5.7	3.6	15.2	7.2

*  Asia/Pacific,  Middle East and Africa

Definitions

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Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

—	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
—

Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

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The number of weekdays and weekend days can impact our reported comparable sales. In November 2010, this calendar shift/trading day adjustment consisted of one less Sunday and one more Tuesday compared with November 2009. The resulting adjustment varied by area of the world, ranging from approximately -1.8% to 0.1%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications

    McDonald’s tentatively plans to release fourth quarter results before the market opens on January 24, 2011 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

     McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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